Exhibit 10.1

Execution Version

THIS TRANSACTION SUPPORT AGREEMENT IS NOT AN OFFER, SOLICITATION, OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER, SOLICITATION, OR ACCEPTANCE WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS. Nothing contained in thIS TRANSACTION SUPPORT AGREEMENT shall be an admission of fact or liability OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS TRANSACTION SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTIONS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July 1, 2025 (the “Execution Date”), by and among the following parties (each, a “Party” and collectively, the “Parties”):1

(i)	AMC Entertainment Holdings, Inc. (“AMC”) and Muvico, LLC (“Muvico” and together with AMC, the “Company”);

(ii)	the holders or beneficial holders, or investment advisors, nominees, sub-advisors, or managers of funds and/or accounts that are holders or beneficial holders (together with their respective successors and assigns) (collectively, “Holders”) of Existing 7.5% Notes that have executed and delivered counterpart signature pages to this Agreement on the date hereof and that are members of the 7.5% Noteholder Ad Hoc Group (collectively, the “Initial Consenting 7.5% Noteholders” and together with any Holder of Existing 7.5% Notes that executes a Joinder pursuant to Section 7, the “Consenting 7.5% Noteholders”);

(iii)	Holders of Existing Exchangeable Notes that have executed and delivered counterpart signature pages to this Agreement on the date hereof and that are members of the Exchangeable Noteholder Ad Hoc Group (collectively, the “Initial Consenting Exchangeable Noteholders” and together with any Holder of Existing Exchangeable Notes that executes a Joinder pursuant to Section 7, the “Consenting Exchangeable Noteholders”); and

(iv)	Holders of Term Loans that have executed and delivered counterpart signature pages to this Agreement on the date hereof (including, for the avoidance of doubt, holders of Term Loans that are members of the 7.5% Noteholder Ad Hoc Group or the Exchangeable Noteholder Ad Hoc Group, in their capacity as Consenting Term Loan Lenders with respect to their holdings of Term Loans only) (collectively, the “Initial Consenting Term Loan Lenders,” together with each Additional Consenting Term Loan Lender that executes a Term Loan Joinder and any Holder of Term Loans that executes a Joinder pursuant to Section 7, the “Consenting Term Loan Lenders”) (the Consenting Term Loan Lenders together with the Consenting 7.5% Noteholders and the Consenting Exchangeable Noteholders, the “Consenting Secured Parties”).

[1]	Capitalized terms used but not defined in the preamble and recitals of this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS, the Initial Consenting 7.5% Noteholders, the Initial Consenting Exchangeable Noteholders, the Initial Consenting Term Loan Lenders and the Company have negotiated the transactions (the “Transactions”) contemplated by the term sheet attached as Exhibit A to this Agreement (the “Transaction Term Sheet”) in good faith and at arm’s length on the terms set forth in this Agreement;

WHEREAS, on the date hereof, the Parties have agreed to the Transaction Term Sheet, which sets forth the principal terms of the Transactions that shall be consummated upon execution of final documentation containing terms substantially consistent with those set forth in the Transaction Term Sheet and such other terms as agreed to by the Parties;

WHEREAS, the Parties have agreed to support the Transactions subject to and in accordance with the terms of this Agreement (including, for the avoidance of doubt, the Transaction Term Sheet) and desire to work together to complete the negotiation of the terms of the definitive documents and the completion of each of the actions necessary or desirable to effect the Transactions; and

WHEREAS, the Parties have agreed to take certain actions in support of the Transactions on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, each Party, intending to be legally bound, agrees as follows:

AGREEMENT

Section 1.               Definitions.

“2024 Transactions” means the debt restructuring transactions of the Company announced by the Company on July 22, 2024, including but not limited to (i) the issuance of the Existing Exchangeable Notes and the use of proceeds thereof, (ii) the incurrence of the Term Loans and the use of proceeds thereof, and (iii) the “Transaction,” as such term is defined in the Specified Action.

“7.5% Noteholder Ad Hoc Group” means the Holders of Existing 7.5% Notes who are members of an ad hoc group collectively owning approximately $590 million of Existing 7.5% Notes, represented by Paul, Weiss.

“Additional Consenting Term Loan Lender” means a Holder of Term Loans that executes a Term Loan Joinder.

“Affiliate” means, with respect to any specified entity, any other entity directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as used with respect to any entity shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by agreement, or otherwise.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Agreement Effective Date” has the meaning set forth in Section 2 of this Agreement.

“Agreement Effective Period” means, the period beginning on the Agreement Effective Date and ending on the first date upon which this Agreement is validly terminated pursuant to the terms set forth in Section 11.

“Alternative Transaction” means any a sale, disposition, new-money investment, financing, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving the Company or its subsidiaries or the debt, equity, or other interests in the Company or its subsidiaries that, in each case, is not expressly contemplated by this Agreement and is materially inconsistent with this Agreement (including the Transaction Term Sheet) (and, in each case, such alternative transaction has not been agreed to by the Consenting Secured Parties and the Company).

“AMC” has the meaning set forth in the preamble of this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York.

“Claim” means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Claims” means, collectively, any Claim against the Company, including any Claim arising out of the Existing 7.5% Notes, Existing Exchangeable Notes or Term Loans held by a Consenting Secured Party as of the Transaction Effective Date.

“Consenting 7.5% Noteholders” has the meaning set forth in the preamble of this Agreement.

“Consenting Exchangeable Noteholders” has the meaning set forth in the preamble of this Agreement.

“Consenting Secured Parties” has the meaning set forth in the preamble of this Agreement.

“Consenting Term Loan Lenders” has the meaning set forth in the preamble of this Agreement.

“Definitive Documents” has the meaning set forth in Section 3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and including any rule or regulation promulgated thereunder.

“Exchangeable Noteholder Ad Hoc Group” means the Consenting Exchangeable Noteholders who are advised by Wachtell, Lipton, Rosen & Katz and that collectively own approximately $337 million of the Existing Exchangeable Notes.

“Execution Date” has the meaning set forth in the preamble of this Agreement.

“Existing 7.5% Notes” means the 7.500% Senior Secured Notes Due 2029 in an aggregate principal amount of $950 million issued by AMC pursuant to the Existing 7.5% Notes Indenture.

“Existing 7.5% Notes Indenture” means that certain Indenture dated as of February 14, 2022, by and between AMC and CSC DE Trust Company (as successor to U.S. Bank Trust Company, National Association), as Trustee and Notes Collateral Agent.

“Existing 7.5% Notes Supplemental Indenture” means that certain supplemental indenture to the Existing 7.5% Notes Indenture that will be executed on the Existing 7.5% Notes Supplemental Indenture Execution Date in connection with the Transactions.

“Existing 7.5% Notes Supplemental Indenture Execution Date” means the date upon which the Existing 7.5% Notes Supplemental Indenture is executed by and between AMC and the Trustee and Notes Collateral Agent (at the direction of the Holders of Existing 7.5% Notes representing the Required Noteholders thereunder).

“Existing Exchangeable Notes” means the 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 in an initial aggregate principal amount of $414.4 million issued by AMC and Muvico pursuant to that certain Indenture dated as of July 22, 2024, by and between Muvico, Centertainment Development, LLC, AMC, the guarantors party thereto, and GLAS Trust Company LLC, as trustee.

“Existing Interests” has the meaning set forth in Section 7(b).

“Initial Agreement Effective Period” means the period beginning on the Agreement Effective Date and ending on the date that the Company has provided notice to the Parties, in writing (email shall suffice), that it has obtained the Required Consents from Additional Consenting Term Loan Lenders (such date notice is provided, the “Majority Consent Date”).

“Initial Consenting 7.5% Noteholders” has the meaning set forth in the preamble of this Agreement.

“Initial Consenting Exchangeable Noteholders” has the meaning set forth in the preamble of this Agreement.

“Initial Consenting Term Loan Lenders” has the meaning set forth in the preamble of this Agreement.

“Intercreditor Litigation” means any litigation, proceeding, complaint, or other legal action commenced or threatened by members of the 7.5% Noteholder Ad Hoc Group against the Company, its subsidiaries and/or GLAS Trust Company LLC in connection with the 2024 Transactions, including the Specified Action and any litigation, proceeding, complaint, or other legal action in connection therewith or relating thereto.

“Joinder” means an executed form of joinder, consistent with the provisions set forth in Section 7 and substantially in the form attached hereto as Exhibit B, providing, among other things, that such Person signatory thereto is bound by the terms of this Agreement (in the capacity of a Consenting 7.5% Noteholder, Consenting Exchangeable Noteholder or Consenting Term Loan Lender, as applicable, depending on the Company Claims subject to such Transfer, for all purposes hereunder).

“Majority Consent Date” has the meaning set forth in the definition of Initial Agreement Effective Period.

“Majority Consenting 7.5% Noteholders” means Consenting 7.5% Noteholders who hold, in aggregate, more than 66.67% of the Existing 7.5% Notes held, collectively, by the 7.5% Noteholder Ad Hoc Group.

“Majority Consenting Exchangeable Noteholders” means Consenting Exchangeable Noteholders who hold a majority in aggregate principal amount of the Existing Exchangeable Notes held, collectively, by the Consenting Exchangeable Noteholders; provided that, if at any time there are at least two Consenting Exchangeable Noteholders that are not Affiliates of one another, then Majority Consenting Exchangeable Noteholders shall also require at least two Consenting Exchangeable Noteholders that are not Affiliates of one another.

“Majority Consenting Required Parties” means, collectively, the Majority Consenting 7.5% Noteholders, the Majority Consenting Exchangeable Noteholders and the Majority Consenting Term Loan Lenders.

“Majority Consenting Term Loan Lenders” means Consenting Term Loan Lenders who hold a majority of the aggregate principal amount of Term Loans held, collectively, by the Consenting Term Loan Lenders.

“Muvico” means Muvico, LLC, an indirect wholly-owned subsidiary of AMC.

“New Money Financing” means incremental, new money financing to be provided by the Consenting 7.5% Noteholders, or a subset of such Holders as may be determined by the 7.5% Noteholder Ad Hoc Group in its discretion, as set forth in the Transaction Term Sheet.

“New Money Financing Commitments” means the aggregate commitments of those Consenting 7.5% Noteholders providing the New Money Financing as identified in the applicable signature pages hereto of such Consenting 7.5% Noteholders.

“Parties” has the meaning set forth in the preamble of this Agreement.

“Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the 7.5% Noteholder Ad Hoc Group.

“Permitted Transferee” means each transferee of any Company Claim who meets the requirements of Section 7(a).

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a governmental entity, or any legal entity or association.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public, the syndicated loan market, or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims (including Claims in respect of the Existing 7.5% Notes, the Existing Exchangeable Notes, and the Term Loans) or enter with customers into long and short positions in Company Claims, in each case in its capacity as a dealer or market maker in such claims, and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including term loans, or debt or equity securities).

“Required Consents” has the meaning set forth in Section 5.01(e).

“Specified Action” means the action captioned A Holdings – B LLC, ACO VIII GCF, L.P., Anchorage Credit Opportunities Master Fund VIII (A), L.P., Anchorage Credit Opportunities Master Fund IX (A), L.P., Anchorage Illiquid Opportunities Mater VII (A), L.P., Carronade Capital Master, LP, Deutsche Bank Securities Inc., FFI Fund Ltd., FYI Ltd., Helix Strategic Fund LP, LMR Multi-Strategy Master Fund Limited, Olifant Fund, Ltd., PSAM Worldarb Master Fund Ltd., PCI Fund LLC, Rebound Portfolio Ltd. and Walleye Manager Opportunities, LLC v. GLAS Trust Company LLC and AMC Entertainment Holdings, Inc., Case No. 654878/2024 (Sup Ct, NY County 2024).

“Term Loans” means the term loans incurred pursuant to the Term Loan Credit Agreement, in an aggregate principal amount of $2.024 billion as of the date hereof.

“Term Loan Agent” means Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent under the Term Loan Credit Agreement.

“Term Loan Credit Agreement” means that certain Credit Agreement dated as of July 22, 2024, by and among AMC and Muvico, each, as a borrower, the lenders party thereto, and the Term Loan Agent.

“Term Loan Joinder” means an executed agreement, substantially in the form attached hereto as Exhibit C, providing, among other things, that such Person signatory thereto is bound by the terms of this Agreement as an Additional Consenting Term Loan Lender and thus in the capacity of a Consenting Term Loan Lender, for all purposes hereunder.

“Transaction Effective Date” means the date on which the Transactions are consummated in accordance with the Definitive Documents.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).

“Transfer Deadline” has the meaning set forth in Section 7(e).

“Transfer Restriction Period” means solely as it relates to a Consenting 7.5% Noteholder party’s holdings of Existing 7.5% Notes for purposes of Section 7, the period beginning on the Majority Consent Date and ending on the Existing 7.5% Notes Supplemental Indenture Execution Date.

Section 2.               Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 11:59 p.m., prevailing Eastern Time, on (i) the date (A) the Company, (B) Consenting 7.5% Noteholders who hold in aggregate over 50% of the Existing 7.5% Notes, (C) Consenting Exchangeable Noteholders who hold in aggregate over 50% of the Existing Exchangeable Notes, and (D) Initial Consenting Term Loan Lenders who hold, in aggregate over 13.5% of the Term Loans, shall have executed counterparty signature pages to this Agreement, or (ii) in the case of any Consenting Secured Party that becomes a Party hereto after the Execution Date pursuant to a Term Loan Joinder or Joinder, as applicable, as of the date such Consenting Secured Party becomes a Party hereto by execution of such Term Loan Joinder or Joinder (such date(s) in the foregoing provisions (i) and (ii), the “Agreement Effective Date”). This Agreement shall be effective from the Agreement Effective Date until validly terminated pursuant to the terms set forth in Section 11.

Section 3.               Definitive Documents. This Agreement does not purport to summarize or contain all of the terms (material or otherwise) of the definitive documents with respect to the Transactions (the “Definitive Documents”) and such additional terms shall be set forth consistent with the terms hereof, including the Transaction Term Sheet, and otherwise as agreed in the applicable Definitive Document between the Company and the applicable Majority Consenting Required Parties; provided, no holder of Company Claims will receive any consideration in connection with the Transactions except as set forth in the Transaction Term Sheet.

Section 4.               Commitments of the Consenting Secured Parties.

4.01.                 Affirmative Commitments. During the Agreement Effective Period, each Consenting Secured Party agrees, severally, and not jointly, in respect of all of its applicable Company Claims, and agrees to cause its subsidiaries and Affiliates, to:

(a)                use commercially reasonable efforts to support, act in good faith, and take all reasonable actions, to the extent practicable and subject to the terms hereof, reasonably necessary to implement and consummate the Transactions in accordance with the terms and conditions set forth in this Agreement, the Transaction Term Sheet, and the Definitive Documents, to effectuate the Transactions (including consents and/or waivers with respect to any Company Claims contemplated hereby and thereby);

(b)               negotiate in good faith the applicable Definitive Documents and use commercially reasonable efforts to (i) agree to the form and substance of such Definitive Documents consistent with the terms of this Agreement and (ii) execute, deliver, perform its obligations under, implement, and consummate the transactions contemplated by the Definitive Documents that are consistent with this Agreement to which it is or is required to be a party;

(c)               after the Agreement Effective Date, (i) complete the preparation of each of the Definitive Documents necessary to implement the Transactions in collaboration with the Company, and (ii) provide each such Definitive Document to, and afford a reasonable opportunity for comment and review of each such Definitive Document by, counsel to the Company (as set forth in Section 13.05 of this Agreement) as soon as reasonably practicable; and

(d)               support and take all actions reasonably necessary or reasonably requested by the Company to confirm such Consenting Secured Party’s support for the Transactions.

4.02.                 Negative Commitments. During the Agreement Effective Period, each Consenting Secured Party agrees, severally, and not jointly, in respect of all of its Company Claims, that it shall not, and shall not permit its subsidiaries or Affiliates to, directly or indirectly:

(a)               object to, delay, impede, or take any other action or inaction that would reasonably be expected to interfere with acceptance, implementation, or consummation of the Transactions or take any action that is inconsistent in any material respect with the Transactions;

(b)               solicit, initiate, encourage, propose, respond, or engage in negotiations with respect to, or otherwise agree to, support, endorse, or approve any Alternative Transaction;

(c)               execute or file any agreement, instrument, form, or other document that is utilized to implement or effectuate, or that otherwise relates to, this Agreement and/or the Transactions that, in whole or in part, is not consistent with this Agreement or any Definitive Document;

(d)               file any motion, pleading, or other document with any court (including any modifications or amendments to any motion, pleading, or other document with any court) that, in whole or in part, is not materially consistent with this Agreement;

(e)               initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement or the Transactions contemplated herein against the other Parties, any agent or trustee for any Company Claims, or any of their Affiliates, other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(f)                exercise or accelerate, or direct any other Person to exercise or accelerate, any right or remedy for the enforcement, collection, or recovery of any Company Claims; or

(g)               take any action in furtherance of the Intercreditor Litigation other than to seek a continuance in connection with the pending motion to dismiss or to take any other actions that have the effect of preserving the status quo of, and are not in furtherance of, the Specified Action, which include, among other things, providing the court with any relevant updates or responding to communications from the court.

Section 5.               Commitments of the Company.

5.01.                 Affirmative Commitments. During the Agreement Effective Period, the Company agrees, and agrees to cause its subsidiaries, to:

(a)               use commercially reasonable efforts to support, act in good faith, and take all reasonable actions, to the extent practicable and subject to the terms hereof, reasonably necessary to implement and consummate the Transactions in accordance with the terms and conditions set forth in this Agreement, the Transaction Term Sheet, and the Definitive Documents;

(b)               to the extent any legal, tax, or structural impediment arises that would prevent, hinder, impede, or delay the consummation of the Transactions contemplated herein, take all steps commercially reasonable to address any such impediment, including to negotiate in good faith appropriate additional or alternative provisions to address such impediment;

(c)               negotiate in good faith the applicable Definitive Documents and use commercially reasonable efforts to (i) agree to the form and substance of such Definitive Documents consistent with the terms of this Agreement and (ii) execute, deliver, perform its obligations under, implement, and consummate the transactions contemplated by the Definitive Documents that are consistent with this Agreement to which it is or is required to be a party;

(d)               after the Agreement Effective Date, (i) complete the preparation of each of the Definitive Documents necessary to implement the Transactions that the Parties have agreed the Company will prepare, and (ii) provide each such Definitive Document to, and afford a reasonable opportunity for comment and review of each of such Definitive Document by, the Consenting 7.5% Noteholders, the Consenting Exchangeable Noteholders, and the Consenting Term Loan Lenders as soon as reasonably practicable;

(e)               (i) use commercially reasonable efforts to seek to obtain the requisite consents from Holders of the Term Loans such that, together with the Initial Consenting Term Loan Lenders, such Holders of Term Loans executing Term Loan Joinders, collectively hold at least 50.1% of the Term Loans outstanding (the Holders of Term Loans required to reach such threshold, the “Required Consents”), (ii) inform and/or confer upon reasonable request with the Majority Consenting 7.5% Noteholders and the Majority Consenting Exchangeable Noteholders, as to the status of obtaining the Required Consents (which may be made through management or the Company’s advisors) and (iii) upon knowledge of obtaining Required Consents, provide notice of the Majority Consent Date no later than one (1) Business Day thereafter to counsel specified in Section 13.05 for the 7.5% Noteholder Ad Hoc Group and the Exchangeable Noteholder Ad Hoc Group and to the Consenting Term Loan Lenders (directly or through the Term Loan Agent (at the Company’s option)); and

(f)                use commercially reasonable efforts to obtain any and all required governmental, regulatory, and/or third-party approvals for the Transactions.

5.02.                 Negative Commitments. During the Agreement Effective Period, the Company shall not, and shall not permit its subsidiaries to, directly or indirectly:

(a)               object to, delay, impede, or take any other action or inaction that would reasonably be expected to interfere with acceptance, implementation, or consummation of the Transactions or take any action that is inconsistent in any material respect with the Transactions;

(b)               (i) seek discovery in connection with, prepare, or commence any proceeding or other action that challenges (A) the amount, validity, allowance, character, enforceability, or priority of any Company Claims of each of the Consenting Secured Parties, or (B) the validity, enforceability, or perfection of any lien or other encumbrance securing any Company Claims of each of the Consenting Secured Parties or (ii) support any Person in connection with any of the acts described in clause (i) of this Section 5.02(b);

(c)               execute or file any agreement, instrument, form, or other document that is utilized to implement or effectuate, or that otherwise relates to, this Agreement and/or the Transactions that, in whole or in part, is not consistent with this Agreement or any Definitive Document;

(d)               file any motion, pleading, or other document with any court (including any modifications or amendments to any motion, pleading, or other document with any court) that, in whole or in part, is not materially consistent with this Agreement;

(e)               take any action in furtherance of the Intercreditor Litigation other than to seek a continuance in connection with the pending motion to dismiss or to take any other actions that have the effect of preserving the status quo of, and are not in furtherance of, the Specified Action, which include, among other things, providing the court with any relevant updates or responding to communications from the court;

(f)                initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement or the Transactions contemplated herein against the other Parties, any agent or trustee for any Company Claims, or any of their respective Affiliates, other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement; or

(g)               solicit, initiate, encourage, propose, respond, or engage in negotiations with respect to, or otherwise agree to, support, endorse, or approve any Alternative Transaction.

5.03.                 Fiduciary Out. Notwithstanding anything else in this Agreement to the contrary, nothing in this Agreement will require the Company or any directors, officers, managers, or members of the Company, each in its capacity as a director, officer, manager, or member of the Company, to take any action or to refrain from taking any action, to the extent inconsistent with its or their fiduciary duties under applicable law (as determined by them in good faith after consultation with outside legal counsel); provided that the Company shall promptly provide written notice to counsel to the 7.5% Noteholder Ad Hoc Group and the Exchangeable Noteholder Ad Hoc Group specified in Section 13.05 and to the Consenting Term Loan Lenders (directly or through the Term Loan Agent (at the Company’s option)) (and, in any case, within three (3) Business Days) after such determination.

Section 6.               Cooperation and Support. Each Party hereby covenants and agrees to direct their respective advisors, as applicable, to cooperate with the other Parties’ advisors in good faith and shall coordinate their activities with respect to: (a) all matters relating to their rights hereunder; (b) all matters concerning the negotiation, documentation, and implementation of the Transactions; and (c) the pursuit, approval and support of the Transactions.

Section 7.               Transfer of Claims.

(a)               During the Agreement Effective Period, no Consenting Secured Party shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Exchange Act) in any Company Claims to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless either (A) the transferee executes and delivers to counsel to the Parties specified in Section 13.05, before the time of the proposed Transfer, a Joinder, or (B) the transferee is a Consenting Secured Party and, at or before the time of such proposed Transfer, the transferee provides notice of such Transfer (including the amount and type of Company Claims Transferred) to counsel to the Parties specified in Section 13.05 (in the case of (A) or (B), each a “Permitted Transferee”); provided, however, solely as it relates to a Transfer by a Consenting 7.5% Noteholder of its Existing 7.5% Notes pursuant to this Section 7(a) (and not, for the avoidance of doubt, such Consenting 7.5% Noteholder’s other Company Claims or New Money Financing Commitment (as applicable)), any such Transfer shall not be permitted during the Transfer Restriction Period; provided further that solely during the Initial Agreement Effective Period, any Transfers by a Consenting 7.5% Noteholder of its Existing 7.5% Notes pursuant to this Section 7(a) shall be limited to an Affiliate of the transferor or another Consenting 7.5% Noteholder. Notwithstanding anything herein to the contrary, any Transfer of a New Money Financing Commitment to any party (other than an Affiliate of the transferor or to another Consenting 7.5% Noteholder) shall require the prior written consent of the Company (email shall suffice), which consent may not be unreasonably withheld; provided that, with respect to the Transfer of a New Money Financing Commitment to another Consenting 7.5% Noteholder, the transferee shall provide notice of such Transfer (including the amount thereof) to the Company at or before the time of the proposed Transfer. Upon compliance with the requirements of Section 7(a), the transferor shall (i) be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent (but only to the extent) of the rights and obligations in respect of such transferred Company Claims, (ii) not be liable to any Party to this Agreement for the failure of transferee to comply with the terms and conditions of this Agreement after the date of such Transfer, and (iii) within 24 hours after the Transfer, deliver written notice of the Transfer to counsel to the Parties specified in Section 13.05, which notice shall include the amount and type of Company Claims Transferred. Any Transfer in violation of Section 7(a) above shall be void ab initio and of no force or effect until such a Joinder is executed and effective. Upon the consummation of a Transfer in accordance herewith, the transferee shall be deemed a “Consenting Secured Party” and a “Party” under this Agreement, and shall be deemed to make all of the representations, warranties and covenants of a Consenting Secured Party, as applicable, as set forth in this Agreement.

(b)               This Agreement shall in no way be construed to preclude the Consenting Secured Parties from owning or acquiring additional Company Claims in the form of Term Loans, Existing Exchangeable Notes or Existing 7.5% Notes (such additional Company Claims, collectively, “Existing Interests”); provided, however, that (except to the extent such Company Claims are Term Loans held by existing Consenting Secured Parties prior to obtaining Required Consents or Holders signing Term Loan Joinders in connection with obtaining the Required Consents, which Term Loans shall be entitled to treatment solely as set forth in the Transaction Term Sheet): (i) such Existing Interests shall not be entitled to receive pro rata treatment as it relates to the Existing 7.5% Notes, Existing Exchangeable Notes or Term Loans, as applicable, that are subject to the Transactions (including the Transaction Term Sheet) and shall be treated in the Transactions as though such Existing Interests were held by Persons that are not Parties; (ii) the Consenting Secured Party must provide notice of such acquisition (including the amount and type of Existing Interests acquired) to counsel to the Parties specified in Section 13.05 within three (3) Business Days of such acquisition; and (iii) to the extent the additional Company Claims to be owned or acquired are Existing 7.5% Notes, the acquiring Consenting Secured Party shall be deemed, on the Transaction Effective Date, to have waived, released, and forever discharged any and all Claims that were or could have been asserted in the Intercreditor Litigation against the Company or any other party with respect to such additional Company Claims (and such waiver, release and discharge shall survive termination of this Agreement pursuant to Section 11(d)).

(c)               Notwithstanding anything to the contrary in this Section 7, the restrictions on Transfer set forth in this Section 7 shall not apply to the grant of any liens or encumbrances on any Company Claims in favor of a bank or broker-dealer holding custody of such Company Claims in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Company Claims.

(d)               Except with respect to a Consenting 7.5% Noteholder’s holdings of Existing 7.5% Notes, which Consenting 7.5% Noteholder may only utilize this subsection (d) after the Existing 7.5% Notes Supplemental Indenture Execution Date, any Consenting Secured Party may Transfer any Company Claim to a Qualified Marketmaker and a Qualified Marketmaker that acquires any Company Claim with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims shall not be required to execute and deliver a Joinder in respect of such Company Claims, in each case, solely to the extent that (i) such Qualified Marketmaker subsequently transfers such Company Claims (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is a Person that is not an Affiliate with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee that has complied with Section 7(a); and (iii) the Transfer otherwise is a permitted Transfer that has been made in compliance with Section 7(a); provided, that, if the foregoing items (i) through (iii) are not satisfied, the Qualified Marketmaker will be required to execute and deliver a Joinder. To the extent that a Consenting 7.5% Noteholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims that the Qualified Marketmaker acquires from a holder of the Company Claims who is not a Consenting Secured Party, so long as such transferee is a Consenting 7.5% Noteholder that has complied with Section 7(a).

(e)               Notwithstanding the foregoing provisions in this Section 7, no Consenting Secured Party shall Transfer any Company Claim in the five (5) Business Days prior to the Transaction Effective Date (the “Transfer Deadline”); provided that the Company, including through its counsel, shall provide notice of the Transfer Deadline to the Consenting Secured Parties at least three (3) Business Days before such Transfer Deadline.

Section 8.               Releases. The Parties agree that the Definitive Documents implementing the Transactions shall contain usual and customary mutual releases of all claims arising before the Transaction Effective Date (including contractual releases, releases of any and all Claims that were or could have been asserted in the Intercreditor Litigation, and releases of any and all Claims arising out of the 2024 Transactions) that shall become effective solely upon, and in the event of, the occurrence of the Transaction Effective Date and shall be binding on the Parties and their respective Affiliates upon the Transaction Effective Date. Further, the Consenting 7.5% Noteholders shall (i) move to dismiss the existing Specified Action with prejudice upon the occurrence of the Transaction Effective Date, and (ii) consent to amendments to and waivers under the Existing 7.5% Notes Indenture and related documents as the Company may reasonably request, in a form to be agreed among the Consenting 7.5% Noteholders and the Company and effective only upon the Transaction Effective Date, to effect the releases, including in such manner as shall reasonably be expected to foreclose any Claim arising out of the 2024 Transactions.

Section 9.               Consenting 7.5% Noteholders’ Legal Fees. On (i) the Transaction Effective Date, and subject to such date occurring, or (ii) within five (5) Business Days from the date this Agreement is validly terminated pursuant to Section 11(e) as a result of a delivery of notice pursuant to Section 5.03 of this Agreement, the Company shall pay, or reimburse the Consenting 7.5% Noteholders, as the case may be, all reasonable and documented legal fees and out-of-pocket expenses of Paul, Weiss incurred in connection with its representation of the 7.5% Noteholder Ad Hoc Group through such date, which, assuming the Transaction Effective Date occurs, may be funded through the incurrence of additional indebtedness pursuant to the Definitive Documents on a dollar-for-dollar basis; provided that, from March 11, 2025 through the Agreement Effective Period, Paul, Weiss shall not be reimbursed for any amounts related to the Intercreditor Litigation (other than amounts associated with the negotiation of the Transactions contemplated herein) in excess of $100,000.00 in the aggregate, it being understood and agreed that the Company and the Consenting 7.5% Noteholders will not pursue any Intercreditor Litigation during the Agreement Effective Period, subject to Section 4.02(g) and Section 5.02(e).

Section 10.           Mutual Representations and Warranties. Each of the Parties, severally and not jointly, represents, warrants, and covenants to each other Party, as of the Agreement Effective Date:

(a)       it is validly existing and in good standing under the laws of the state or province of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by law or equity; and

(b)       it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to perform its respective obligations under this Agreement.

Section 11.           Termination Events. This Agreement, and the obligations of all Parties hereunder, shall automatically be terminated at the earlier of:

(a)               5:00 p.m. (prevailing Eastern Time) on August 29, 2025; provided that the Company and the Majority Consenting Required Parties may, upon mutual agreement, extend such date for one or more successive periods of up to thirty (30) days per period, with notice of any such extension to be provided by email to the Consenting 7.5% Noteholders, the Consenting Exchangeable Noteholders, the Additional Consenting Term Loan Lenders and the Term Loan Agent in accordance with Section 13.08 of this Agreement;

(b)               three (3) Business Days after the Company notifies in writing the Consenting 7.5% Noteholders, the Consenting Exchangeable Noteholders and the Consenting Term Loan Lenders that are Parties to this Agreement at such time, that it will be unable to obtain the Required Consents;

(c)               the occurrence of any event of default under the definitive documentation governing the Existing 7.5% Notes or the Existing Exchangeable Notes, solely to the extent that such event of default arises from facts (x) occurring after the Agreement Effective Date and (y) unrelated to this Agreement or the Transactions, and solely to the extent that any applicable cure and/or notice period has lapsed, upon delivery of notice of termination of this Agreement to the other Parties by the Majority Consenting 7.5% Noteholders (in the case of such an event of default under the Existing 7.5% Notes) or the Majority Consenting Exchangeable Noteholders (in the case of such an event of default under the Existing Exchangeable Notes);

(d)               the Transaction Effective Date; and

(e)               delivery of written notice of termination by either (i) the Company; (ii) the Majority Consenting 7.5% Noteholders; or (iii) the Majority Consenting Exchangeable Noteholders, in accordance with Section 13.05 of this Agreement, upon any material breach by another Party (which for purposes of this Section 11(e) shall include delivery of written notice by the Company in accordance with Section 5.03 of this Agreement) of the representations, warranties, or covenants set forth in this Agreement, that remains uncured and unwaived for five (5) Business Days; provided that the Company, the Majority Consenting 7.5% Noteholders, or the Majority Consenting Exchangeable Noteholders may not deliver a written notice of termination under this Section 11(e), and delivery of any such notice shall be ineffective, while it, or any holder in its applicable group (if other than the Company) that is a Party, is also in material breach of this Agreement and such breach remains uncured.

Section 12.           Amendments and Waivers.

(a)               This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12.

(b)               This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (i) the Company; (ii) the Majority Consenting 7.5% Noteholders; (iii) the Majority Consenting Exchangeable Noteholders; and (iv) solely to the extent that such modification, amendment, or supplement is material to their interests, the Majority Consenting Term Loan Lenders; provided that solely as it relates to the Consenting 7.5% Noteholders, if any such amendment or modification would have a disproportionately adverse impact on a Consenting 7.5% Noteholder, then the consent of each such affected Consenting 7.5% Noteholder shall also be required to amend or modify this Agreement; provided further that the foregoing shall not apply to any such disproportionate treatment relating to the New Money Financing Commitments as agreed amongst the Consenting 7.5% Noteholders as of the Agreement Effective Date.

(c)               Any modification, amendment, waiver, or supplement that does not comply with this Section 12 shall be ineffective and void ab initio.

(d)               The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by applicable law.

Section 13.           Miscellaneous.

13.01.             GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT ARE TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION, OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT, TORT, OR OTHERWISE, IN ANY WAY RELATING TO THIS AGREEMENT, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION, OR PROCEEDING MAY BE HEARD AND DETERMINED IN NEW YORK STATE COURT, OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.

13.02.             Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13.03.             Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

13.04.             Rules of Construction. This Agreement is the product of negotiations among the Company, the Consenting 7.5% Noteholders, the Consenting Exchangeable Noteholders and the Consenting Term Loan Lenders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company, the Consenting 7.5% Noteholders, the Consenting Exchangeable Noteholders and the Consenting Term Loan Lenders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

13.05.             Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)       if to the Company, to:

AMC Entertainment Holdings, Inc.

One AMC Way

11500 Ash Street

Leawood, KS 66211

Attention:	Edwin F. Gladbach
Emails:	EGladbach@amctheatres.com

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153

Attention:	Corey Chivers

Gabriel Morgan

Emails:	corey.chivers@weil.com

gabriel.morgan@weil.com

(b)       if to a Consenting 7.5% Noteholder, to the address or e-mail addresses set forth on such Consenting 7.5% Noteholder’s signature page to this Agreement, with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064

Attention:	Brian S. Hermann

Lauren C. Bilzin

Emails:	bhermann@paulweiss.com

lbilzin@paulweiss.com

(c)       if to a Consenting Exchangeable Noteholder, to the address or e-mail addresses set forth on such Consenting Exchangeable Noteholder’s signature page to this Agreement, with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Joshua A. Feltman

Joel M. Simwinga

Emails:	JAFeltman@wlrk.com

JMSimwinga@wlrk.com

(d) if to an Initial Consenting Term Loan Lender, to the address or e-mail addresses set forth on such Consenting Term Loan Lender’s signature page to this Agreement.

Any notice given by delivery, mail, or courier shall be effective when received or if sent by electronic mail, when sent to the extent that an undeliverable message is not promptly received by the sender thereof.

13.06.             No Waiver of Rights. If this Agreement is terminated for any reason (i) nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, or defenses and the Parties expressly and fully reserve any and all of their respective rights, remedies, claims, and defenses, including pursuant to Federal Rule of Evidence 408, NY CPLR 4547, and any other applicable rules of evidence whether under federal or state law and, other than termination of this Agreement pursuant to Section 11(e), (ii) this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement or a right to the payment of damages to which a Party may be entitled under this Agreement, and (iii) all and any rights of the Parties are reserved and preserved and not impacted in any way by this Agreement.

13.07.             Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Consenting 7.5% Noteholders, the Consenting Exchangeable Noteholders and the Consenting Term Loan Lenders under this Agreement are, in all respects, several and not joint.

13.08.             Email Consents. Notwithstanding anything to the contrary herein, where a written consent, acceptance, approval, extension, notice or waiver is required pursuant to or contemplated by this Agreement, including a written approval by any Party, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel identified in Section 13.05 to the applicable Parties submitting and receiving such consent, acceptance, approval, extension or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

13.09.             Survival. Notwithstanding the termination of this Agreement pursuant to Section 11, the terms, provisions, agreements and obligations of the Parties in Section 12, and any defined terms used in any of the forgoing Sections (solely to the extent used therein), shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

13.10.             Acknowledgment. The Company understands that each Consenting Secured Party is engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company acknowledges and agrees that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Secured Party that is indicated on the signature page hereto, and shall not apply to any other affiliate, trading desk or business group of the Consenting Secured Party.

13.11.             Relationship Among Parties. Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Secured Parties under this Agreement shall be several, not joint. None of the Consenting Secured Parties shall, as a result of entering into this Agreement, have any fiduciary duty, any duty of trust or confidence in any form, or other similar duties or responsibilities to one another, any Consenting Secured Parties, the Company, or any of the Company’s creditors or other stakeholders, and, other than as expressly set forth herein, there are no commitments among or between the Consenting Secured Parties. It is understood and agreed that any Consenting Secured Party may trade in any debt or equity securities, or any other financial instruments, of any entity, including the Company, without the consent of the Company or any Consenting Secured Party, subject to applicable securities laws, any confidentiality agreement, and this Agreement. No prior history, pattern, or practice of sharing confidences among or between any of the Consenting Secured Parties and/or the Company shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any securities of any of the Company and do not constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. All rights under this Agreement are separately granted to each Consenting Secured Party by the Company and vice versa, and the use of a single document is for the convenience of the Company. The decision to commit to enter into the Transactions contemplated by this Agreement and the other Definitive Documents have been made independently.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the Execution Date.

AMC Entertainment holdings, inc.

By:	/s/ Edwin F. Gladbach
Name:	Edwin F. Gladbach
Title:	Vice President, Interim General Counsel & Secretary

MUVICO, LLC

By:	/s/ Edwin F. Gladbach
Name:	Edwin F. Gladbach
Title:	Vice President, Interim General Counsel & Secretary

[Consenting 7.5% Noteholders’ signature pages on file with the Company]

[Consenting Exchangeable Noteholders’ signature pages on file with the Company]

[Consenting Term Loan Lenders’ signature pages on file with the Company]

Exhibit A

Transaction Term Sheet

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

SUBJECT TO FEDERAL RULE OF EVIDENCE 408, NY CPLR 4547, AND ALL OTHER FEDERAL AND STATE LAW ANALOGUES. Nothing contained in thIS SUMMARY shall be an admission of fact or liability.

Capitalized terms used but not defined herein that are defined in the Transaction Support Agreement to which this term sheet is attached (the “Agreement”) have the meanings assigned to such terms in such Agreement.

Transaction Description

•      7.5% Noteholder Ad Hoc Group Transaction Description: (i) an incremental, new money financing provided by participating members of the 7.5% Noteholder Ad Hoc Group for new Senior Secured Notes due 2029 (“New 2029 Secured Notes”) in an aggregate principal amount of $235,060,000 ($223,307,000 in cash proceeds net of a 5% backstop premium in the form of Original Issue Discount payable to certain members of the 7.5% Noteholder Ad Hoc Group); and (ii) a concurrent 1:1 exchange of $590,000,000 of AMC Entertainment Holdings, Inc. (“AMC”) 7.500% Senior Secured Notes due 2029 (the “Existing 7.5% Notes”) held by the 7.5% Noteholder Ad Hoc Group for New 2029 Secured Notes with the terms set forth in Annex A.

•      Exchangeable Noteholder Ad Hoc Group Transaction Description: Exchange (the “Initial Exchange”) of a portion of the $337,355,981 principal amount Muvico, LLC 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 (the “Existing Exchangeable Notes”) held by members of the Exchangeable Noteholder Ad Hoc Group for Class A common stock, par value $0.01 (“AMC Common Stock”) immediately following announcement of the transactions described herein, provided that:

o     the price of Existing Exchangeable Notes exchanged in the Initial Exchange will be 120.0% of the aggregate face amount of the Existing Exchangeable Notes exchanged in the Initial Exchange;

o     accrued and unpaid interest on the Existing Exchangeable Notes exchanged in the Initial Exchange will be paid in cash to the holders thereof to but excluding the date of the exchange;

o     no later than the first business day following the announcement of the transactions described herein, the Exchangeable Noteholder Ad Hoc Group will receive 79,800,000 shares of AMC Common Stock (the “Initial Exchange Stock Consideration”) in exchange for, initially, $142,975,000 face amount of Existing Exchangeable Notes. The Initial Exchange Stock Consideration shall be, upon the receipt thereof, freely transferable, without restrictive legends, as a result of the resale of the Initial Exchange Stock Consideration being either registered under the Securities Act of 1933 (the “Securities Act”) or, subject to customary seller representations, exempt from the registration requirements of the Securities Act;

o     the final price per share of AMC Common Stock (“Stock Price”) applicable to the Initial Exchange (the “Initial Exchange Price”) will be determined based on the average of the Daily VWAPs (as defined in the Existing Exchangeable Notes Indenture (as defined below)) for a to be determined period immediately following the announcement of the transactions described herein and subject to a collar to be agreed; and

o     once the Initial Exchange Price has been determined following the completion of such period and subject to the foregoing limitations, the aggregate principal amount of New Exchangeable Notes (or Existing Exchangeable Notes if the New Exchangeable Notes have not then been issued) will be adjusted accordingly (the “Note Adjustment,” and the foregoing transactions being referred to as the “Initial Equitization”). The Company shall, if practicable, disclose any Note Adjustment no later than in connection with its third quarter 2025 results.

The remaining portion of Existing Exchangeable Notes held by the Exchangeable Noteholder Ad Hoc Group that are not initially exchanged into AMC Common Stock will be exchanged into new Senior Secured Exchangeable Notes due 2030 (the “New Exchangeable Notes”) with the terms set forth in Annex B (the “Subsequent Exchange”).

Pending the Subsequent Exchange, for so long as the Existing Exchangeable Notes held by the Exchangeable Noteholder Ad Hoc Group remain outstanding, the Exchangeable Noteholder Ad Hoc Group will agree that such Existing Exchangeable Notes held by them or any transferee shall not by their terms under the applicable indenture be exchangeable into AMC Common Stock unless and until sufficient AMC Common Stock have been authorized and reserved for issuance upon exchange under the terms of such indenture, and the Exchangeable Noteholder Ad Hoc Group will consent to such amendments or waivers to such indenture to avoid any default thereunder resulting from the Initial Equitization.

2

Releases

•     The 7.5% Noteholder Ad Hoc Group will provide exit consents and releases, including by consenting to a supplemental indenture (the “Existing 7.5% Supplemental Indenture”) to amend and/or strip certain restrictive covenants from the indenture governing the Existing 7.5% Notes (the “Existing 7.5% Notes Indenture”), and will release all claims (including under such indenture, any intercreditor agreement or any related document) for any and all alleged defaults and events of default arising under or in connection with the transactions contemplated hereby, the transactions undertaken by AMC, in connection with the issuance of the Existing Exchangeable Notes and entry into the Term Loan Credit Agreement and related actions and/or transactions. The 7.5% Noteholder Ad Hoc Group will move to dismiss all actions against the trustee for the Existing Exchangeable Notes and against AMC relating to the Specified Action and will release all claims relating to the 2024 Transactions and will take actions through their DTC participants to consent to entry into the Existing 7.5% Supplemental Indenture as soon as commercially practical after the date hereof. The holders of Term Loans in the 7.5% Noteholder Ad Hoc Group will vote any term loan interests held by them under the Term Loan Credit Agreement in support of the transactions contemplated hereby in their capacity as Initial Consenting Term Loan Lenders or Additional Consenting Term Loan Lenders, as applicable.

•     The Exchangeable Noteholder Ad Hoc Group will provide exit consents and releases, including by consenting to a supplemental indenture (the “Existing Exchangeable Notes Supplemental Indenture”) to amend and/or strip certain restrictive covenants from the indenture governing the Existing Exchangeable Notes (the “Existing Exchangeable Notes Indenture”), and will release all claims for any and all alleged defaults and events of default arising under or in connection with the transactions contemplated hereby and any related matters reasonably requested by AMC. The holders of Term Loans in the Exchangeable Noteholder Ad Hoc Group will vote any term loan interests held by them under the Term Loan Credit Agreement in support of the transactions in their capacity as Initial Consenting Term Loan Lenders or Additional Consenting Term Loan Lenders, as applicable.

3

Annex A

Terms Applicable to the Senior Secured Notes due 2029

Issuer	• AMC Entertainment Holdings, Inc. or Muvico, LLC
Guarantors

•     AMC Entertainment Holdings, Inc. or Muvico, LLC, Centertainment Development, LLC, AMC Theatres of UK Limited, American Multi-Cinema, Inc., AMC License Services, LLC, AMC ITD, LLC, AMC Card Processing Services, Inc.

Title of Securities	• Senior Secured Notes due 2029.
Principal Amount	• $825,060,000 ($235,060,000 for new money and $590,000,000 in exchange).
Interest Rate

•      Interest payment to be calculated on a semi-annual basis based on (i) 7.5% cash interest per annum plus (ii) incremental interest per annum based on the following Total Leverage Ratio (as defined in the Term Loan Credit Agreement and to be calculated on the same basis as set forth in the Term Loan Credit Agreement) thresholds:

o     Greater than 7.5x: 1.5% cash interest and 6.0% payment in kind interest (“PIK”) (15.0% total interest comprised of 9.0% cash and 6.0% PIK);

o     Between 6.5x and 7.5x: 2.375% cash interest and 2.375% PIK (12.25% total interest comprised of 9.875% cash and 2.375% PIK); and

o     Less than 6.5x: 4.0% cash interest (11.5% total cash interest).

•      Interest rate per annum to increase by either 1.00% cash or 2.00% PIK (in AMC’s sole discretion) if, by December 10, 2025, AMC has not obtained the necessary AMC shareholder approvals required to issue the AMC Common Stock underlying the New Exchangeable Notes (“Required Shareholder Approval”). Such incremental interest rate will (i) go into effect concurrent with any rate adjustment to the New Exchangeable Notes and (ii) remain in force for any duration of time in which the New Exchangeable Notes remain outstanding and are not exchangeable.

•      Interest on the New 2029 Secured Notes will accrue from April 15, 2025.

Interest Payment Dates	• June 15 and December 15 of each year, commencing December 15, 2025.
Maturity Date	• February 19, 2029.

A-1

Documentation Principles	• To be based on Existing 7.5% Notes indenture with covenants to align with the Term Loans and to reflect the addition of Muvico obligors.
Call Protection

•     Non-call from the date of issuance of the New 2029 Secured Notes through July 30, 2027 (with a customary make-whole redemption option);

•     Par plus 50.0% of the then-applicable interest rate (determined as of the last testing period before the date of redemption) from July 31, 2027 through April 30, 2028 (plus any accrued and unpaid interest to but excluding the date of redemption); and

•     Par from May 1, 2028 through maturity (plus any accrued and unpaid interest to but excluding the date of redemption).

Ranking and Collateral

•     A first priority lien on the assets of AMC and the guarantors under the Existing 7.5% Notes Indenture, pari passu with the Term Loans, and, other than with respect to any turnover in favor of the Term Loan Credit Agreement, the holders of the Existing Exchangeable Notes, the holders of the New Exchangeable Notes and the remaining Existing 7.5% Notes owned by beneficial holders other than the 7.5% Noteholder Ad Hoc Group (the “Remaining Existing 7.5% Notes”), subject to the existing first lien intercreditor agreement with respect to such assets (the “Existing 1L Intercreditor Agreement”), as supplemented by appropriate joinders.

•     A 1.5 priority lien on the assets of Muvico, the Muvico level guarantors under the Existing Exchangeable Notes Indenture and AMC Theatres of UK Limited, which lien shall only be junior to the liens securing the Term Loans and the holders of the New Exchangeable Notes (for so long as such term loans and New Exchangeable Notes remain outstanding) and shall be senior to the liens securing any other funded debt of Muvico, including, but not limited to, the Existing Exchangeable Notes (it being understood that such Remaining Existing 7.5% Notes shall not be secured by any lien on such Muvico collateral); provided that the permitted lien capacity with respect to the New Exchangeable Notes shall be extinguished upon conversion of such New Exchangeable Notes into AMC Common Stock and may not be used for any other funded debt of Muvico.

•     The collateral agent under the Term Loan Credit Agreement and the collateral agent under the Existing Exchangeable Notes, respectively, shall enter into one or more new intercreditor agreements (the “New Intercreditor Agreements”) with the holders of the New 2029 Secured Notes and the New Exchangeable Notes and an amendment to the existing Muvico first lien/second lien intercreditor agreement (the “Existing 1L/2L Intercreditor Agreement”) describing the parties’ respective rights and obligations as described herein.

Distribution	• 144A for life.

A-2

Annex B

Senior Secured Exchangeable Notes due 2030

Issuer	• Muvico, LLC
Guarantors

•     Centertainment Development, LLC, AMC Entertainment Holdings, Inc., AMC Theatres of UK Limited, American Multi-Cinema, Inc., AMC License Services, LLC, AMC ITD, LLC, AMC Card Processing Services, Inc.

Title of Securities	• Senior Secured Exchangeable Notes due 2030
Principal Amount

•     $194,380,981 aggregate principal amount initially, subject to potential downward adjustment to no less than $154,480,981 aggregate principal amount following the determination of the Initial Exchange Price.

Interest Rate

•     6.00% cash interest and 2.00% PIK interest per annum; provided that so long as the Required Shareholder Approval has been obtained before December 10, 2025 (the “Interest Adjustment Date”), the interest rate shall be decreased, from and after the Interest Adjustment Date, to 1.50% cash interest (and no PIK interest) per annum.

•     In the event that receipt of the Required Shareholder Approval does not occur prior to the Interest Adjustment Date, the interest rate on the New Exchangeable Notes shall be increased, from and after the Interest Adjustment Date, to 9.50% cash interest and 3.50% PIK interest per annum (unless and until the date on which such Required Shareholder Approval is subsequently obtained, in which case the interest rate shall be decreased, from and after such date to 1.50% cash interest (and no PIK interest) per annum).

Interest Payment Dates	• June 15 and December 15 of each year, commencing December 15, 2025.
Maturity Date	• April 30, 2030.
Terms

•     The New Exchangeable Notes shall have the same terms and conditions as the Existing Exchangeable Notes except (i) to the extent modified to reflect the agreed terms set out herein, (ii) as agreed between AMC and the EN Ad Hoc Group, and (iii) to align with the covenants of the Term Loans and the New 2029 Secured Notes.

Exchange Terms	• Prior to the Required Shareholder Approval, the New Exchangeable Notes will not be exchangeable into AMC Common Stock.

•     Following the Required Shareholder Approval, the New Exchangeable Notes will be exchangeable, at the option of the holder, into AMC Common Stock at a Stock Price calculated based on the average of the Daily VWAPs for a to be determined period immediately following the Required Shareholder Approval; provided that:

o     the applicable Stock Price at which the New Exchangeable Notes will be exchangeable into AMC Common Stock (the “New Exchangeable Notes Exchange Price”) will be subject to a minimum Stock Price of $1.50 and a maximum Stock Price equal to $2.75 (or if less, the Initial Exchange Price);

o     AMC agrees to not engage in an at-the-market offering for six months following the Required Shareholder Approval, other than at-the-market offerings for the lesser of 25,000,000 shares of AMC Common Stock or $50,000,000 in net proceeds raised through such at-the-market offering; provided, further, that if either (i) the share price of the AMC Common Stock exceeds 200% of the Soft Call Trigger Price (as defined below) at any time, determined based on the average of the Daily VWAPs for any period of two consecutive Trading Days or (ii) at least 100,000,000 shares of AMC Common Stock have traded above 200% of the Soft Call Trigger Price, then, in either case, all such restrictions with respect to AMC’s ability to engage in an at-the-market offering will no longer apply, so long as any AMC Common Stock sold in any such offering is sold at a price no less than 200% of the Soft Call Trigger Price; and

o     the issuance of AMC Common Stock on account of the New Exchangeable Notes may be subject to separate approval of AMC shareholders, subject to the finalization of the New Exchangeable Notes Exchange Price, but such approval shall be sought simultaneously with the Required Shareholder Approval.

•     Holders of the New Exchangeable Notes shall be entitled to voluntarily exchange their New Exchangeable Notes at any time following the determination of the New Exchangeable Notes Exchange Price.

•     The New Exchangeable Notes shall have a “soft call” feature whereby the Issuer shall have the right to redeem all (but not less than all) of the outstanding New Exchangeable Notes if the Daily VWAP exceeds 110% of the New Exchangeable Notes Exchange Price (the “Soft Call Trigger Price”) for each Trading Day during any period of 15 consecutive Trading Days; provided that holders shall have the option to exchange their New Exchangeable Notes so called for redemption at the New Exchangeable Notes Exchange Price then in effect.

•     Holders that exchange their New Exchangeable Notes will be entitled to a make-whole fee payable in AMC Common Stock (valued at the Soft Call Trigger Price) based on a premium of (A) prior to July 22, 2027, 21.0%; (B) on or after July 22, 2027 and prior to July 22, 2028, 14.0%; (C) on or after July 22, 2028 and prior to July 22, 2029, 7.0%; and (D) on or after July 22, 2029, zero.

•     The AMC Common Stock received upon exchange of the New Exchangeable Notes (including, for the avoidance of doubt, the additional $15,000,000 principal amount thereof referred to below in “Other,” if applicable (the “Consent Fee Notes”)) shall be, upon the receipt (or, in the case of the Consent Fee Notes, immediately after receipt) thereof, freely transferable, without restrictive legends, as a result of the resale of such AMC Common Stock being either registered under the Securities Act or, subject to customary seller representations, exempt from the registration requirements of the Securities Act.

Call Protection

•     To the extent the Required Shareholder Approval has been obtained, non-call for remaining term.

•     Otherwise:

o     Non-call from the date of issuance through July 30, 2027 (provided that, beginning on the date that is 180 days following the Interest Adjustment Date, the New Exchangeable Notes will be redeemable at a customary make-whole price calculated at a rate equal to the Treasury Rate plus 50 basis points, plus any accrued and unpaid interest to but excluding the date of redemption);

o     Par plus 50.0% of the then-applicable interest rate (determined as of the last testing period before the date of redemption) from July 31, 2027 through April 30, 2028 (plus any accrued and unpaid interest to but excluding the date of redemption); and

o     Par from May 1, 2028 through maturity (plus any accrued and unpaid interest to but excluding the date of redemption).

Ranking and Collateral

•     A first priority lien on the assets of AMC and the guarantors under the Existing 7.5% Notes Indenture, pari passu with the liens securing the Term Loans under the Term Loan Credit Agreement, the Existing Exchangeable Notes, the New 2029 Secured Notes and the Remaining Existing 7.5% Notes, subject to the Existing 1L Intercreditor Agreement, and will be subject to the same turnover provisions as the Existing Exchangeable Notes for the benefit of the Term Loans.

•     A 1.25 priority lien on the assets of Muvico, Centertainment Development, LLC and their guarantor subsidiaries under the Existing Exchangeable Notes Indenture and AMC Theatres of UK Limited, which liens shall only be junior to the liens securing the Term Loans (for so long as such Term Loans and New Exchangeable Notes remain outstanding) and shall be senior to the liens securing the New 2029 Secured Notes and the liens securing any other funded debt of Muvico, including, but not limited to, the Existing Exchangeable Notes.

•     The collateral agent under the Term Loan Credit Agreement and the collateral agent under the Existing Exchangeable Notes, respectively, shall enter into New Intercreditor Agreements with the holders of the New 2029 Secured Notes and the New Exchangeable Notes and a joinder to the Existing 1L Intercreditor Agreement and amendment to the Existing 1L/2L Intercreditor Agreement describing the parties’ respective rights and obligations as described herein.

Distribution	• 144A for life.
Existing Exchangeable Notes Supplemental Indenture

•     AMC shall pay a consent fee to the EN Ad Hoc Group as an inducement to consent to the Existing Exchangeable Notes Supplemental Indenture, in the form of, upon Required Shareholder Approval, $15,000,000 payable in shares of AMC Common Stock determined based on the average of the Daily VWAPs for the 60 consecutive Trading Days immediately following the Required Shareholder Approval. The Company shall, immediately after issuance thereof, register all AMC Common Stock received by the Holders as a consent fee for resale under the Securities Act. The fees contemplated in this section shall be fully earned upon the effectiveness of the Existing Exchangeable Notes Supplemental Indenture and the occurrence of the Transaction Effective Date.

Other

•     In the event AMC does not receive Required Shareholder Approval within 180 days of issuance of the New Exchangeable Notes, AMC shall pay to the holders of the New Exchangeable Notes $15,000,000 principal amount of additional New Exchangeable Notes immediately following the failed AMC shareholder vote (the “Additional New Exchangeable Notes”).

Annex C

Terms Applicable to the Term Loan Amendment

The Term Loan Credit Agreement shall be amended (the “Term Loan Amendment”) as set forth below or as otherwise required to permit the transactions contemplated by this Agreement.

Borrowers	• AMC Entertainment Holdings, Inc. and Muvico, LLC
Administrative Agent	• Wilmington Savings Fund Society, FSB, as administrative agent (the “Administrative Agent”)
Requisite Consents	• Term Loan lenders having more than 50.0% of the aggregate outstanding Term Loans (the “Consenting Term Loan Lenders”)
Credit Agreement Amendments

•     The Term Loan Amendment will amend the following provisions of the Term Loan Credit Agreement to permit the incurrence of the New 2029 Secured Notes and the New Exchangeable Notes and the related transactions set forth in this Agreement:

o     Sections 6.01 (Debt) & 6.02 (Liens)

o     Section 6.07 (Negative Pledges)

o     Section 6.08 (Restricted Debt Payments)

Intercreditor Consent

•     Consenting Term Loan Lenders to direct the Administrative Agent to execute the Term Loan Amendment and to enter into the New Intercreditor Agreements that are being executed to account for the transactions set forth in this Agreement and to preserve the existing first priority liens in favor of the Term Loan lenders.

C-1

Consent Fee

•     Company shall pay to the Initial Consenting Term Loan Lenders and the Additional Consenting Term Loan Lenders having Term Loans of at least 50.1% of the Term Loans a consent fee equal to 2.00% multiplied by the aggregate outstanding principal amount of Term Loans held by such Term Loan lenders (or, for the avoidance of doubt, their Permitted Assignees pursuant to Section 7 of the Agreement) on the Transaction Effective Date; provided that immediately following such time as any Additional Consenting Term Loan Lender (together with the Consenting Term Loan Lenders that have already become party to the Agreement) hold outstanding Term Loans in an aggregate amount in excess of 50.1% of the aggregate outstanding Term Loans of all Term Loan lenders (the time such consent is obtained, the “Consent Threshold Trigger Time”), the consent fee shall be calculated as set forth in the bullet below and with respect to the Additional Consenting Term Loan Lender that provides the final consent necessary to trigger the Consent Threshold Trigger Time, such Additional Consenting Term Loan Lender shall receive a consent fee equal to (x) 2.00% multiplied by the aggregate outstanding principal amount of Term Loans held by such Additional Consenting Term Loan Lender for the amount of such Term Loans that provide for consent from Consenting Term Loan Lenders holding up to 52% of the aggregate outstanding principal amount of Term Loans and (y) 0.25% multiplied by any remaining outstanding principal amount of Term Loans held by such Additional Consenting Term Loan Lender in excess of such amount.

•     The Company shall pay to each Additional Consenting Term Loan Lender that provides an executed Term Loan Joinder after the occurrence of the Consent Threshold Trigger Time and before the consent expiration deadline announced by the Company a consent fee equal to 0.25% multiplied by the aggregate outstanding principal amount of Term Loans held by such Additional Consenting Term Loan Lender.

•     The consent fees set forth above (the “Term Loan Consent Fees”) shall become fully earned and payable on the Transaction Effective Date. The Company shall pay the Term Loan Consent Fees when due to the Administrative Agent, for the benefit of each such Consenting Term Loan Lender.

C-2

Exhibit B

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Transaction Support Agreement, dated as of July 1, 2025 (as amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”),1 by and among the Persons named therein including Persons named therein as “Consenting Secured Parties” thereunder.

1.	Agreement to be Bound. The Joinder Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached hereto as Annex I (as the same has been or may hereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof). The Joinder Party shall hereafter be deemed to be a “Consenting Secured Party” and a “Party” for all purposes under the Agreement and with respect to all Company Claims held by the Joinder Party.

2.	Representations and Warranties. The Joinder Party hereby (i) represents and warrants that it is a Permitted Transferee and (ii) makes the representations and warranties of the Consenting Secured Parties set forth in Section 10 of the Agreement, in each case to each other Party, effective as of the date hereof.

3.	Governing Law. This Joinder to the Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

[Signature Page Follows]

[1]	Capitalized terms used but not otherwise defined herein shall having the meanings ascribed to such terms in the Agreement.

JOINDER PARTY: _________________

Date Executed: _________________

By:

Name:

Title:

Address:

E-mail address(es):

Amounts Beneficially Owned or Managed:	$ in millions
Principal Amount of Existing 7.5% Notes Subject to the Transactions	$
Principal Amount of Existing 7.5% Notes Not Subject to the Transactions	$
Principal Amount of Exchangeable Notes Subject to the Transactions	$
Principal Amount of Exchangeable Notes Not Subject to the Transactions	$
Principal Amount of Term Loans	$
Term Loans: Markit Entity Identifier (MEI) Number
New Money Financing Commitment	$
Principal Amount of New 2029 Secured Notes Issued Solely with Respect to New Money Financing Commitment	$

ANNEX I TO THE JOINDER

[Attached.]

Exhibit C

Form of Term Loan Joinder

The undersigned (“Term Loan Joinder Party”) hereby acknowledges that it has read and understands the Transaction Support Agreement, dated as of July 1, 2025 (as amended, restated, supplemented, amended and restated, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”),1 by and among the Persons named therein including Persons named therein as “Consenting Secured Parties” thereunder.

1.	Agreement to be Bound. The Term Loan Joinder Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached hereto as Annex I (as the same has been or may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof). The Term Loan Joinder Party further agrees, and shall hereafter be deemed, to be a “Consenting Term Loan Lender” and a “Party” for all purposes under the Agreement, including with respect to the obligation to execute, deliver, perform its obligations under, implement, and consummate the transactions contemplated by the Definitive Documents that are consistent with this Agreement to which it is or is required to be a party, including an amendment to the Term Loan Credit Agreement. For the avoidance of doubt, the Term Loan Joinder Party acknowledges and agrees that it will not be (whether or not it owns or holds Existing 7.5% Notes or Existing Exchangeable Notes) a Consenting Secured Party other than in its capacity as a “Consenting Term Loan Lender”.

2.	Representations and Warranties. The Term Loan Joinder Party hereby makes the representations and warranties of the Consenting Secured Parties set forth in Section 10 of the Agreement, in each case to each other Party, effective as of the date hereof.

3.	Governing Law. This Joinder to the Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

[Signature Page Follows]

[1]	Capitalized terms used but not otherwise defined herein shall having the meanings ascribed to such terms in the Agreement.

TERM LOAN JOINDER PARTY: _________________

Date Executed: _________________

By:

Name:

Title:

Address:

E-mail address(es):

Amounts Beneficially Owned or Managed on Account of:
Principal Amount of Term Loans	$
Term Loans: Markit Entity Identifier (MEI) Number
Other Company Claims (if any)	$
$
$

ANNEX I TO THE TERM LOAN JOINDER

[Attached.]